Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS THIRD QUARTER 2016 RESULTS

DALLAS – (BUSINESS WIRE) – November 1, 2016 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the third quarter 2016. Company highlights for the third quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release. Note that following the Securities and Exchange Commission’s recent issuance of updated guidance on the use of non-GAAP financial measures, the Company no longer presents Adjusted CFFO on a per share basis.)

•	Revenue in the third quarter of 2016, including all communities, was $111.4 million, a $7.0 million, or 6.7%, increase from the third quarter of 2015.

•	Revenue for consolidated communities, which excludes the three communities undergoing repositioning, lease-up or significant renovation and conversion, increased 7.3% in the third quarter of 2016 as compared to the third quarter of 2015.

•	Occupancy for the Company’s consolidated communities was 88.4% in the third quarter of 2016, which is even with the second quarter of 2016 and a decrease of 50 basis points from the third quarter of 2015. Same-community occupancy was 88.6% for the third quarter of 2016, a 10 basis point increase from the second quarter of 2016 and a 30 basis point decrease from the third quarter of 2015.

•	Average monthly rent for the Company’s consolidated communities in the third quarter of 2016 was $3,489, an increase of $106 per occupied unit, or 3.2%, as compared to the third quarter of 2015. Same-community average monthly rent was $3,458, an increase of $74 per occupied unit, or 2.2%, from the third quarter of 2015.

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•	Income from operations, including all communities, was $3.7 million in the third quarter of 2016.

•	Adjusted EBITDAR was $38.0 million in the third quarter of 2016, a 4.3% increase from the third quarter of 2015. The Company’s Adjusted EBITDAR margin was 35.5% for the third quarter of 2016. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.8 million of EBITDAR.

•	The Company’s Net Loss for the third quarter of 2016, including all communities, was $7.1 million, which includes non-cash amortization of resident leases of $2.6 million associated with communities acquired by the Company in the previous 12 months.

•	Excluding non-recurring or non-economic items, the Company’s adjusted net loss was $0.7 million in the third quarter of 2016.

•	Adjusted Cash From Facility Operations (“CFFO”) was $11.6 million in the third quarter of 2016 compared to $12.0 million in the third quarter of 2015.

•	The Company completed the acquisitions of two communities during the third quarter and is scheduled to close on an additional community this week. These three acquisitions have a combined purchase price of approximately $74 million and are expected to generate incremental annual CFFO of approximately $3.0 million. These acquisitions bring the Company’s total acquisitions completed in 2016 to approximately $138.4 million.

•	The Company announced today that it has agreed to purchase four communities that it currently leases for a total purchase price of approximately $85 million. This transaction will result in incremental annual CFFO of approximately $1.9 million, releases the Company from certain lease obligations under the lease related to these four communities, including annual rent escalations, provides the Company greater flexibility related to these communities and increases its percentage of assets owned versus leased. The Company currently expects to close on this transaction in January 2017.

“We made steady progress in the third quarter on important operational and corporate objectives related to positioning the Company for sustained solid growth, including the announcement of the pending strategic purchase of four communities we currently lease, as we look to continue to increase our real estate ownership,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “The Company’s third quarter results were impacted by two non-controllable items, attrition and healthcare claims. We experienced very strong demand at our communities in the third quarter of 2016, with same community move-ins increasing 5.4% over the third quarter of 2015; however, same-community attrition increased an unusually high 9.5% during the quarter, which impacted our occupancy and revenue. We also experienced an unusual spike in healthcare claims in the third quarter, resulting in a significant increase in the Company’s G&A expense.

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“We continue to have a robust acquisition pipeline that allows us to increase our ownership of high-quality senior housing communities in geographically concentrated regions and generate meaningful increases in our key performance metrics and real estate value. We closed on the acquisitions of two communities during the third quarter and on the acquisition of an additional community in November. We are also pleased to announce the pending acquisition of four communities that we currently lease, and we continue to pursue additional opportunities.

“We believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

Recent Investment Activity

•	The Company completed acquisitions of two senior housing communities for a combined purchase price of approximately $45 million in late September, and are scheduled to complete the acquisition of another senior housing community this week for a purchase price of approximately $29 million. These communities expand the Company’s operations in Texas, Massachusetts and Ohio, and are comprised of 405 units offering independent living, assisted living and memory care services.

Combined highlights of the transactions include:

-	Increases annual Adjusted CFFO by approximately $3.0 million.

-	Adds approximately $1.3 million to earnings.

-	Increases annual revenue by approximately $18.4 million.

-	Average monthly rents for the communities are approximately $4,100.

The communities were financed with an aggregate of approximately $55.3 million of non-recourse mortgage debt with terms of 10 and 15 years at an average fixed interest rate of approximately 4.2%.

•	As noted above, acquisitions of four communities totaling approximately $85 million are expected to close in January 2017, subject to completion of due diligence and customary closing conditions. The Company has a strong pipeline of near- to medium-term targets and is conducting due diligence on additional acquisitions of high-quality senior housing communities in states with extensive existing operations. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms.

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•	During the third quarter of 2016, the Company completed supplemental loans on three communities that resulted in $9.3 million in net cash proceeds, which recognizes the significant value that has been created in these communities since the date of their primary loans in 2012. These loans have an average interest rate of 4.88% and mature coterminous with the original loans in the second quarter of 2022.

•	In the fourth quarter of 2016, the Company anticipates closing on additional supplemental loans which are expected to result in approximately $12 million of net cash proceeds. These additional supplemental loans will be on terms similar to other supplemental loans closed by the Company. Closing of these anticipated new supplemental loans is subject to customary conditions, including lender approval.

Financial Results - Third Quarter

For the third quarter of 2016, the Company reported revenue of $111.4 million, compared to revenue of $104.4 million in the third quarter of 2015, an increase of 6.7%, mostly due to the acquisition of 11 communities during or since the third quarter of 2015. Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 7.3% in the third quarter of 2016 as compared to the third quarter of 2015. These increases were achieved with fewer units available for lease in the third quarter of 2016 than the third quarter of 2015, exclusive of acquisitions, due to the disposition of one community in the third quarter of 2015 and conversion and refurbishment projects currently in progress at certain communities.

Operating expenses for the third quarter of 2016 were $69.6 million, an increase of $6.0 million from the third quarter of 2015, also primarily due to the acquisitions of senior housing communities made during or since the third quarter of 2015.

General and administrative expenses for the third quarter of 2016 were $5.7 million compared to $4.8 million in the third quarter of 2015. Excluding transaction and conversion costs of approximately $0.5 million from the third quarter of both 2016 and 2015, general and administrative expenses increased $1.0 million in the third quarter of 2016 as compared to the third quarter of 2015, primarily related to an unusual spike in healthcare claims in the third quarter of 2016. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.7% in the third quarter of 2016.

Income from operations for the third quarter of 2016 was $3.7 million. The Company recorded a net loss on a GAAP basis of $7.1 million in the third quarter of 2016. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $0.7 million in the third quarter of 2016.

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The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the third quarter of 2016 was $38.0 million, an increase of $1.6 million, or 4.3%, from the third quarter of 2015. The Adjusted EBITDAR margin for the third quarter of 2016 was 35.5%. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.8 million of EBITDAR.

Adjusted CFFO was $11.6 million in the third quarter of 2016, as compared to $12.0 million in the third quarter of 2015.

Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the third quarter of 2016 increased 1.4% versus the third quarter of 2015. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the third quarter of this year than the third quarter of last year. With a like number of units available in both years, same-community revenue would have increased approximately 1.8% in the third quarter of 2016 as compared to the third quarter of the prior year.

Same-community expenses increased 1.7% from the third quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 2.5%, food costs increased 0.7% and utilities increased 0.5%, all as compared to the third quarter of 2015, and same-community net operating income increased 0.8% in the third quarter of 2016 as compared to the third quarter of 2015.

Capital expenditures for the third quarter of 2016 were $17.6 million, representing approximately $16.2 million of investment spending and approximately $1.4 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $460 per unit.

Balance Sheet

The Company ended the quarter with $43.1 million of cash and cash equivalents, including restricted cash. During the third quarter of 2016, the Company received net cash proceeds of $9.3 million related to supplemental loans for three communities, invested $11.8 million in the two communities acquired during the third quarter, and spent $17.6 million on capital improvements. The Company received reimbursements totaling $2.0 million in the third quarter for capital improvements and expects to receive additional reimbursements as the remaining projects are completed.

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As of September 30, 2016, the Company financed its owned communities with mortgages totaling $873.5 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for one bridge loan totaling approximately $11.8 million at September 30, 2016, which matures in the third quarter of 2018. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

Q3 2016 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s third quarter 2016 financial results. The call will be held on Tuesday, November 1, 2016, at 5:00 p.m. Eastern Time. The call-in number is 913-312-1481, confirmation code 2308411. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 1, 2016 at 8:00 p.m. Eastern Time, until November 10, 2016 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 2308411. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures of operating performance may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures of operating performance should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP performance measures are useful as they are performance measures used by management in identifying trends in day-to-day performance because they exclude the costs associated with acquisitions and conversions and items that do not reflect the ordinary performance of our operations and provide indicators to management of progress in achieving both consolidated and business unit operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review on the last page of this release the reconciliation of income from operations to Adjusted

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EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows. Following the SEC’s recent issuance of updated guidance on the use of non-GAAP financial measures, the Company no longer presents Adjusted CFFO on a per share basis.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,300 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$29,834	$56,087
Restricted cash	13,292	13,159
Accounts receivable, net	11,065	9,254
Property tax and insurance deposits	13,209	14,398
Prepaid expenses and other	6,482	4,370

Total current assets	73,882	97,268
Property and equipment, net	1,005,027	890,572
Other assets, net	29,590	31,193

Total assets	$1,108,499	$1,019,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,309	$3,362
Accrued expenses	32,665	34,300
Current portion of notes payable, net of deferred loan costs	17,454	13,634
Current portion of deferred income and resident revenue	16,597	16,059
Current portion of capital lease and financing obligations	1,211	1,257
Federal and state income taxes payable	14	111
Customer deposits	1,570	1,819

Total current liabilities	71,820	70,542
Deferred income	12,685	13,992
Capital lease and financing obligations, net of current portion	37,892	38,835
Other long-term liabilities	13,058	4,969
Notes payable, net of deferred loan costs and current portion	849,780	754,949
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 29,996 and 29,539 in 2016 and 2015, respectively	305	299
Additional paid-in capital	167,435	159,920
Retained deficit	(41,046)	(23,539)
Treasury stock, at cost – 494 and 350 shares in 2016 and 2015, respectively	(3,430)	(934)

Total shareholders’ equity	123,264	135,746

Total liabilities and shareholders’ equity	$1,108,499	$1,019,033

CAPITAL/Page 9

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Resident revenue	$111,436	$104,420	$331,643	$304,648
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	69,622	63,649	203,307	184,487
General and administrative expenses	5,749	4,751	16,969	15,482
Facility lease expense	15,500	15,321	46,150	45,875
Stock-based compensation expense	2,479	2,301	7,482	6,745
Depreciation and amortization expense	14,400	12,722	44,103	38,985

Total expenses	107,750	98,744	318,011	291,574

Income from operations	3,686	5,676	13,632	13,074
Other income (expense):
Interest income	15	12	50	36
Interest expense	(10,636)	(8,994)	(30,966)	(26,022)
Write-off of deferred loan costs and prepayment premiums	—	(102)	—	(973)
(Loss) Gain on disposition of assets, net	(16)	6,418	(53)	6,247
Other income	—	—	233	1

(Loss) Income before provision for income taxes	(6,951)	3,010	(17,104)	(7,637)
Provision for income taxes	(126)	(139)	(403)	(697)

Net (loss) income	$(7,077)	$2,871	$(17,507)	$(8,334)

Per share data:
Basic net (loss) income per share	$(0.24)	$0.10	$(0.61)	$(0.28)

Diluted net (loss) income per share	$(0.24)	$0.10	$(0.61)	$(0.28)

Weighted average shares outstanding — basic	28,959	28,732	28,879	28,668

Weighted average shares outstanding — diluted	28,959	28,733	28,879	28,668

Comprehensive (loss) income	$(7,077)	$2,871	$(17,507)	$(8,334)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Operating Activities
Net loss	$(17,507)	$(8,334)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,103	38,985
Amortization of deferred financing charges	870	853
Amortization of deferred lease costs and lease intangibles	(129)	987
Deferred income	15	(308)
Lease incentives	5,858	—
Write-off of deferred loan costs and prepayment premiums	—	973
Loss (Gain) on disposition of assets, net	53	(6,247)
Provision for bad debts	1,214	873
Stock-based compensation expense	7,482	6,745
Changes in operating assets and liabilities:
Accounts receivable	(231)	(3,240)
Accounts receivable from affiliates	—	2
Property tax and insurance deposits	1,189	35
Prepaid expenses and other	(2,112)	2,076
Other assets	(462)	(324)
Accounts payable	(1,053)	(1,853)
Accrued expenses	(1,586)	2,683
Federal and state income taxes receivable/payable	(97)	(356)
Deferred resident revenue	(784)	(1,526)
Customer deposits	(249)	451

Net cash provided by operating activities	36,574	32,475
Investing Activities
Capital expenditures	(47,311)	(23,665)
Cash paid for acquisitions	(109,750)	(124,460)
Proceeds from disposition of assets	32	43,460

Net cash used in investing activities	(157,029)	(104,665)
Financing Activities
Proceeds from notes payable	112,492	150,034
Repayments of notes payable	(12,881)	(78,705)
Increase in restricted cash	(133)	(914)
Cash payments for capital lease and financing obligations	(989)	(697)
Cash proceeds from the issuance of common stock	66	42
Excess tax benefits on stock options exercised	(27)	7
Purchases of treasury stock	(2,496)	—
Deferred financing charges paid	(1,830)	(2,099)

Net cash provided by financing activities	94,202	67,668

Decrease in cash and cash equivalents	(26,253)	(4,522)
Cash and cash equivalents at beginning of period	56,087	39,209

Cash and cash equivalents at end of period	$29,834	$34,687

Supplemental Disclosures
Cash paid during the period for:
Interest	$30,056	$24,707

Income taxes	$564	$1,028

Non-cash transactions:
Assumption of debt related to disposition of assets (Sedgwick Sale Transaction)	$—	$6,764

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q3 16	Q3 15	Q3 16	Q3 15	Q3 16	Q3 15
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	78	70	9,771	8,945	7,255	6,737
Leased	50	50	6,333	6,333	4,900	4,930

Total	128	120	16,104	15,278	12,155	11,667

Independent living			6,911	6,984	5,227	5,432
Assisted living			9,193	8,294	6,928	6,235

Total			16,104	15,278	12,155	11,667

II. Percentage of Operating Portfolio
Consolidated communities
Owned	60.9%	58.3%	60.7%	58.5%	59.7%	57.7%
Leased	39.1%	41.7%	39.3%	41.5%	40.3%	42.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			42.9%	45.7%	43.0%	46.6%
Assisted living			57.1%	54.3%	57.0%	53.4%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

	Q3 16	Q3 15
Selected Operating Results
I. Owned communities
Number of communities	76	68
Resident capacity	9,226	8,400
Unit capacity (1)	6,853	6,337
Financial occupancy (2)	89.1%	90.2%
Revenue (in millions)	62.4	55.9
Operating expenses (in millions) (3)	39.2	34.5
Operating margin	37%	38%
Average monthly rent	3,406	3,261
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity (1)	4,713	4,758
Financial occupancy (2)	87.3%	87.0%
Revenue (in millions)	44.6	44.1
Operating expenses (in millions) (3)	24.9	24.6
Operating margin	44%	44%
Average monthly rent	3,612	3,551
III. Consolidated communities
Number of communities	125	117
Resident capacity	15,333	14,507
Unit capacity (1)	11,566	11,095
Financial occupancy (2)	88.4%	88.9%
Revenue (in millions)	107.0	100.0
Operating expenses (in millions) (3)	64.1	59.1
Operating margin	40%	41%
Average monthly rent	3,489	3,383
IV. Communities under management
Number of communities	125	117
Resident capacity	15,333	14,507
Unit capacity (1)	11,566	11,095
Financial occupancy (2)	88.4%	88.9%
Revenue (in millions)	107.0	100.0
Operating expenses (in millions) (3)	64.1	59.1
Operating margin	40%	41%
Average monthly rent	3,489	3,383
V. Same communities under management
Number of communities	113	113
Resident capacity	14,077	14,077
Unit capacity (1)	10,832	10,881
Financial occupancy (2)	88.6%	88.9%
Revenue (in millions)	99.5	98.2
Operating expenses (in millions) (3)	58.9	57.9
Operating margin	41%	41%
Average monthly rent	3,458	3,384
VI. General and Administrative expenses as a percent of Total Revenues under Management
Third quarter (4)	4.7%	4.1%
First nine months (4)	4.6%	4.5%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	861,657	697,729
Total variable rate mortgage debt	11,800	11,800
Weighted average interest rate	4.6%	4.6%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q3 16 than Q3 15 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDAR
Income from operations	$3,686	$5,676	$13,633	$13,074
Depreciation and amortization expense	14,400	12,722	44,103	38,985
Stock-based compensation expense	2,479	2,301	7,482	6,745
Facility lease expense	15,500	15,321	46,150	45,875
Provision for bad debts	405	329	1,214	873
Casualty losses	634	306	1,069	827
Transaction and conversion costs	1,663	543	3,063	2,007
Communities excluded due to repositioning/lease up	(779)	(776)	(2,434)	(2,127)

Adjusted EBITDAR	$37,988	$36,422	$114,280	$106,259

Adjusted EBITDAR Margin
Adjusted EBITDAR	$37,988	$36,422	$114,280	$106,259

Total revenues	$111,436	$104,420	$331,643	$304,648
Communities excluded due to repositioning/lease up	(4,399)	(4,648)	(13,198)	(13,431)

Adjusted revenues	$107,037	$99,772	$318,445	$291,217

Adjusted EBITDAR margin	35.5%	36.5%	35.9%	36.5%

Adjusted net income and Adjusted net income per share
Net (loss) income	$(7,076)	$2,871	$(17,507)	$(8,334)
Casualty losses	634	306	1,069	827
Transaction and conversion costs	1,663	543	2,831	2,007
Resident lease amortization	2,583	3,029	9,593	10,836
Write-off of deferred loan costs and prepayment premium	—	102	—	973
Loss (Gain) on disposition of assets	16	(6,418)	53	(6,247)
Tax impact of Non-GAAP adjustments (37%)	(1,812)	902	(5,012)	(3,107)
Deferred tax asset valuation allowance	2,976	(1,306)	6,398	3,044
Tax impact of 4 property sale	—	1	—	292
Communities excluded due to repositioning/lease up	334	289	994	995

Adjusted net (loss) income	$(682)	$319	$(1,581)	$1,286

Diluted shares outstanding	28,959	28,733	28,879	28,670

Adjusted net (loss) income per share	$(0.02)	$0.01	$(0.05)	$0.04

Adjusted CFFO
Net (loss) income	$(7,076)	$2,871	$(17,507)	$(8,334)
Non-cash charges, net	19,597	9,466	59,466	42,861
Lease incentives	(1,968)	—	(5,858)	—
Recurring capital expenditures	(1,155)	(1,109)	(3,451)	(3,291)
Casualty losses	634	306	1,069	827
Transaction and conversion costs	1,663	543	2,831	2,007
Tax impact of 4 property sale	—	1	—	292
Tax impact of Spring Meadows Transaction	(106)	(106)	(318)	(318)
Communities excluded due to repositioning/lease up	(1)	(14)	(92)	143

Adjusted CFFO	$11,588	$11,958	$36,140	$34,187

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